Exhibit 12.1

12531 HIGH BLUFF DRIVE SAN DIEGO, CALIFORNIA 92130-2040 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM

MORRISON & FOERSTER LLP

BEIJING, BERLIN, BRUSSELS,

DENVER, HONG KONG, LONDON,

LOS ANGELES, NEW YORK,

NORTHERN VIRGINIA, PALO ALTO,

SAN DIEGO, SAN FRANCISCO, SHANGHAI,

SINGAPORE, TOKYO, WASHINGTON, D.C.

March 2, 2018

Board of Directors

Emerald Health Pharmaceuticals Inc.
5820 Nancy Ridge Drive

San Diego, CA 92121

Ladies and Gentlemen:

We are acting as counsel to Emerald Health Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with its filing of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”), relating to the qualification of the Offering Statement and the offering by the Company of up to 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

For purposes of this opinion, (i) with respect to the genuineness of signatures, the authenticity of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies by the Company, we have relied upon a certificate of an officer of the Company; and (ii) we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies with respect to documents submitted to us by public officials of the State of Delaware.

Based upon, subject to and limited by the foregoing, we are of the opinion that when the Offering Statement has been qualified by order of the Securities and Exchange Commission (the “Commission”) the shares of Common Stock, when issued and sold in the manner contemplated by and upon the terms and conditions set forth in the Offering Statement and that certain Subscription Agreement, a form of which is included in the Offering Statement as Exhibit 4.1, will be legally issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of any laws except the General Corporation Law of the State of Delaware (including statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

March 2, 2018

Page Two

This opinion letter has been prepared for use in connection with the Offering Statement, and this opinion may not be relied upon for any other purpose without our express written consent. Our opinion expressed herein is limited to the matters stated and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP